UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 1, 2014

Sterling consolidated corp.

(Exact name of registrant as specified in its charter)

Nevada	333-183246	45-1840913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1105 Green Grove Road

Neptune, NJ 07753

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (732) 918-8004

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition of RG Sales, Inc.

On April 1, 2014, Sterling Consolidated Corp. (the “Company”), through its wholly-owned subsidiary, Sterling Seal & Supply, Inc. (“Sterling Seal”), entered into and closed a stock purchase agreement (the “Stock Purchase Agreement”) with Marge Graham (the “Seller”), who owned beneficially and of record ten (10) shares (the “Shares”) of common stock of RG Sales, Inc., a Pennsylvania corporation (“RG Sales”), which represented all of the outstanding shares of capital stock of RG Sales. Pursuant to the Stock Purchase Agreement, Sterling Seal agreed to purchase the Shares from the Seller. As a result, RG Sales became a wholly owned subsidiary of Sterling Seal.

RG Sales is a manufacturer and distributor of fluid sealing products.

Pursuant to the Stock Purchase Agreement, in consideration for the sale of Shares, Sterling Seal has paid to the seller an aggregate purchase price equal to $400,000, consisting of $250,000 in cash at the closing and $150,000 in the form of a promissory note (the “Note”). The purchase price shall be reduced by the Working Capital Shortfall (as defined in the Stock Purchase Agreement), if any, and increased by the Earnout Payment (as defined in the Stock Purchase Agreement), if any.

The Note accrues interest at the rate of 5% per annum and is payable as follows: (i) on October 1, 2014, the sum of $78,750, representing a principal payment of $75,000 and an interest payment of $3,750, and (ii) on October 1, 2015, the sum of $78,750, representing a principal payment of $75,000 and an interest payment of $3,750.

In addition, the Seller executed a release (the “Release”) which irrevocably releases and discharges RG Sales, Sterling Seal and its affiliates, and any employees, shareholders, representatives, successors, from any and all claims and liabilities against the Seller and its affiliates and successors, subject to certain limitations.

As a condition to closing, Sterling Seal entered into an employment agreement (the “Employment Agreement”) with the Seller (the “Employee”) to perform the duties of Vice President responsible for sales, servicing, purchasing and management and shall perform such other related duties and obligations as from time to time assigned to the Employee. The Employee shall be paid $50,000 per annum, payable in accordance with Sterling Seal’s ordinary payroll practices. Additionally, the Employee shall be eligible to receive performance bonuses as determined by Sterling Seal’s Board of Directors and receive a monthly automobile allowance. The Employment Agreement’s term commenced on April 1, 2014 and shall continue through March 31, 2016. The Employment Agreement contains a covenant not to compete which prohibits the Employee during his employment and five (5) years after termination from engaging in the business of manufacturing, marketing, selling or distributing fluid sealing products anywhere in the United States.

In connection with the Stock Purchase Agreement, Sterling Seal also entered into an Assignment of Commercial Lease, Consent and Release Agreement (the “Assignment Agreement”) with the Seller and Donegal Township, a municipal corporation (the “Landlord”), pursuant to which the Seller transfers and assigns to Sterling Seal all of the right, title and interest of Seller in and to the Commercial Lease Agreement, dated August 1, 2013, wherein Landlord leased to Seller a portion of a certain building in West Alexander, Pennsylvania.

The Stock Purchase Agreement contains representations and warranties that each party thereto made to and solely for the benefit of each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Stock Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract or contained in confidential disclosure schedules. Those disclosure schedules contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement. Moreover, some of those representations and warranties (a) may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, (b) may be subject to a contractual standard of materiality different from that generally applicable to stockholders, or (c) may have been used for the purpose of allocating risk between the parties to the Stock Purchase Agreement rather than establishing matters as facts. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

The foregoing description of the Note, Stock Purchase Agreement, Release, Employment Agreement, and Assignment Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the complete agreements, copies of which are filed herewith as Exhibits 4.1, 10.1, 10.2, 10.3 and 10.4, respectively and is incorporated herein by reference.

Item 8.01.	Other Events.

On April 23, 2014, the Company issued a press release announcing the acquisition of RG Sales, Inc., a copy of which is filed as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits:  The following exhibits are filed as part of this report:

Exhibit No.	Description
4.1	Note Issued to Marge Graham, dated April 1, 2014
10.1	Stock Purchase Agreement, dated April 1, 2014.
10.2	Release, dated April 1, 2014.
10.3	Employment Agreement of Marge Graham, dated April 1, 2014.
10.4	Lease Assignment Agreement, dated April 1, 2014.
99.1	Press Release, dated April 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Consolidated Corp.

Date: April 24, 2014	By:	/s/ Darren DeRosa
Darren DeRosa
Chief Executive Officer